EXHIBIT 11.1

Insider Trading Policy

LONCOR GOLD INC.

Policy on Trading in Securities by

Directors, Officers, Employees and Consultants

(Insider Trading and Blackout Policy)

Purpose

The purpose of this Policy is to ensure (a) compliance with applicable Canadian securities laws governing trading in securities of Loncor Gold Inc. ("Loncor" or the "Corporation") while in possession of material non-public information concerning the Corporation, and tipping or disclosing material non-public information to outsiders; and (b) avoidance of embarrassment by preventing the appearance of improper trading or tipping.

In conjunction with regulatory requirements, it is the policy of Loncor that, once a person becomes a "reporting insider" (which term is defined is defined in Schedule "A" attached hereto) of the Corporation, his or her security holdings in Loncor, and any change therein, must be reported to the appropriate securities commissions.  The responsibility for compliance with insider reporting obligations rests with the insiders and not with Loncor.  However, Loncor has an interest in monitoring the holdings of its insiders and ensuring that insider holdings are accurately reported to the extent required, as the identity of insiders and the size of their holdings may be relevant in determining whether Loncor is permitted, under applicable securities laws and stock exchange rules, to undertake certain types of transactions.

Scope

(a) This Policy covers all officers, directors, employees and consultants of Loncor.  Directors, officers, employees and consultants are responsible for ensuring compliance by their families and other members of their households.

(b) This Policy applies to any transactions in any securities of Loncor, including common shares, debentures, options or other securities exchangeable or exercisable into common shares, as well as exchange-traded options or other derivative securities that are not issued by Loncor but are based on securities of Loncor.

(c) This Policy applies not only to the securities of Loncor which a director, officer, employee or consultant owns, but also those over which control or direction is exercised (for example as a trustee or executor of an estate) and also to the securities of Loncor that are indirectly owned (for example by a corporation controlled by a director, officer, employee or consultant or by an immediate family member of a director, officer, employee or consultant).

(d) This Policy applies not only during the course of a director's, officer's, employee's or consultant's service to Loncor, but also after the completion of such service to the extent the relevant person possesses material non-public information at the time such service is completed.

Insiders

The directors and "officers" (as such term is defined under applicable securities laws) of the Corporation are considered to be insiders of Loncor pursuant to applicable securities laws and as such are subject to a higher standard of scrutiny than other people who may trade in securities of Loncor, and may be subject to certain disclosure requirements pursuant to applicable securities laws.  Insiders should contact the Chief Executive Officer, the Chief Financial Officer or the Corporate Secretary of the Corporation when considering a transaction in securities of Loncor to ensure that there is no material non-public information which has not been widely disseminated.

Reporting by Insiders

(e) Initial Reports

An initial report must be filed within ten days of the date on which a person or corporation becomes a "reporting insider" (which term is defined in Schedule "A" attached hereto) of the Corporation.  An initial report is not required, however, when a person becomes a reporting insider if he or she has (a) no direct or indirect beneficial ownership of, control or direction over, securities of Loncor, and (b) no interest in, or right or obligation associated with, a "related financial instrument" (as such term is defined under applicable securities laws) involving a security of Loncor.

(f) Changes in Beneficial Ownership

A person or corporation who is a reporting insider must report any changes in his or her direct or indirect beneficial ownership of, or control or direction over, securities of Loncor within five days of the date such change takes place.  Reference is made to Part 3 and Part 4 of National Instrument 55-104 Insider Reporting Requirements and Exemptions for additional transactions required to be reported by reporting insiders.

(g) Stock Options

A person or corporation who is a reporting insider is reminded that the grant of an option, or the exercise of an option, gives rise to reporting obligations and an insider report must be filed with respect to these matters within five days of the date such transaction takes place.

(h) Filing

A person or corporation who is a reporting insider is required to use the System for Electronic Disclosure by Insiders ("SEDI") for reporting insider trades.  Reporting through SEDI can be completed by reporting insiders themselves through the internet or through an agent, such as Loncor's legal counsel, Dickinson Wright LLP.  Reporting insiders are referred to the internet website for SEDI at www.sedi.ca.  As well, reporting insiders are encouraged to contact the Corporation's Corporate Secretary with respect to any questions about filing through the SEDI system.

Definition of Material Non-Public Information and Non-Public Information

A. Material Information

Securities legislation and this Policy make frequent reference to material information.  In this Policy, material information is any information relating to the business and affairs of Loncor that would reasonably be expected to affect the investment decisions of a reasonable holder of securities of Loncor or an investor or if the information would reasonably be expected to affect the market price or value of any of the securities of Loncor.

B. Non-Public Information

Material information is "non-public" if it has not been generally disclosed.  Information is considered to have been generally disclosed if: (i) the information has been disseminated in a manner calculated to effectively reach the marketplace, and (ii) public investors have been given a reasonable amount of time to analyze the information.  For the purposes of this Policy, information will be considered public (i.e., no longer non-public) after information has been generally disclosed by means of a broadly disseminated press release and the trading has closed on the first full trading day following such press release.

If you are unsure whether the information that you possess is material or non-public, the Chief Executive Officer, Chief Financial Officer or the Corporate Secretary of the Corporation should be consulted before trading in any securities of Loncor.

Statement of Policy and Procedures

A. Prohibited Activities

(i) No insider, employee or consultant may trade in securities of Loncor while in possession of material non-public information concerning Loncor.

(ii) No insider, employee or consultant may trade in securities of Loncor outside of the "trading windows" described below, or during any designated special trading blackout periods.

(iii) No insider, employee or consultant may trade in securities of Loncor during any trading blackout period imposed on employees and consultants of Loncor generally.

(iv) No insider, employee or consultant may disclose material non-public information concerning Loncor to any outside person (including family members, analysts, individual investors and members of the investment community and news media) unless such disclosure is necessary in the course of business and in accordance with Loncor's Disclosure Policy.  In any instance where such information is disclosed to outsiders, the outsider must be advised that they must not disclose the information to anyone else, other than in the necessary course of business, and they may not trade in securities of Loncor until the information has been generally disclosed.

(v) No insider, employee or consultant may give trading advice of any kind relating to securities of Loncor to anyone while possessing material non-public information about Loncor, except that insiders, employees and consultants should advise others not to trade securities of Loncor if such trade might violate the law or this Policy.

(vi) No insider, employee or consultant may (a) trade in securities of any other public company, trust, partnership or other entity (a "company") while possessing material non-public information concerning that company; (b) "tip" or disclose material non-public information concerning any company to anyone; or (c) give trading advice of any kind to anyone concerning any other company while possessing material non-public information about that company that such insider, employee or consultant learned in the course of service to Loncor.

(vii) In order to avoid possible inadvertent conflict with this Policy, it is recommended that, outside of any stock option plans, no insider leave with a broker any outstanding sell or purchase orders.

(viii) No insider, employee or consultant may (a) engage in short sales of securities of Loncor, or (b) buy or sell puts, calls or other derivatives in respect of securities of Loncor.

B. Trading Windows and Blackout Periods

1. Definition of Blackout Period and Trading Window

A "blackout period" is any time where an insider, employee or consultant is restricted by the terms of this Policy or applicable securities law from trading in securities of Loncor.  Alternatively, a "trading window" is the period of time between blackout periods where an insider, employee or consultant is not restricted by the terms of this Policy or applicable securities law from trading in securities of Loncor.

2. Designation of Blackout Periods

Loncor will use reasonable efforts to notify insiders, employees and consultants by e-mail when a general blackout period is in effect.  However, it is the obligation of every insider, employee and consultant to ensure, prior to affecting a trade, that a blackout period is not in effect or such person is not otherwise restricted from trading in securities of Loncor.  In the event that an insider, employee or consultant is unsure whether they may trade in securities of Loncor, they should contact the Chief Executive Officer, Chief Financial Officer or the Corporate Secretary of the Corporation to determine if a general blackout period is in effect or if the insider, employee or consultant is in possession of material undisclosed information.

3. Trading Windows for Insiders

Insiders may trade in securities of Loncor only during the period beginning after the close of business one day following widespread public release of quarterly or year-end operating results and ending at the close of trading on the earlier to occur of the fifth day preceding a meeting of the board of directors of the Corporation or of Loncor's audit committee to approve any financial statements reflecting Loncor's operating results.  However, such trading windows may be modified at any time.

4. Trading Windows for Employees and Consultants

All other employees and consultants who are not insiders may trade in securities of Loncor at any time, provided they are not in possession of material non-public information and no blackout period applicable to such employee or consultant is in place.

5. No Trading While in Possession of Material Non-public Information or During Blackout Periods

No insider, employee or consultant possessing material non-public information concerning Loncor may trade in securities of Loncor even during applicable trading windows.  Persons possessing such information may trade during a trading window only after the close of trading on the next full trading day following the widespread public release of the information.

No insider, employee or consultant may trade in securities of Loncor outside of applicable trading windows or during any designated blackout periods.  No insider, employee or consultant may disclose to any outside third party that a special blackout period has been designated.

C. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibition or restrictions prescribed by applicable securities laws and regulations.

Enforcement

The consequences of prohibited insider trading or tipping can be severe.  Below are the penalties under Canadian securities legislation for insider trading.

A. Penalties Under Canadian Securities Laws

Under securities laws, persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay fines up to the greater of Cdn$1,000,000 and three times the profit made or loss avoided, pay administrative penalties of up to Cdn$500,000 and serve a jail term of up to five years less a day.  Loncor may also be required to pay penalties and could, under certain circumstances, be subject to private lawsuits by traders for damages suffered as a result of illegal insider trading or tipping by persons under Loncor's control.

B. Discipline of Insider, Employee or Consultant by Loncor

Violation of this Policy or Canadian or other insider or tipping laws by any insider, employee or consultant may subject such person to disciplinary action up to and including termination for cause in the case of an insider or employee or termination of the consulting contract in the case of a consultant.

If it is discovered that anyone subject to this Policy has violated applicable securities laws, the matter may be referred to the appropriate regulatory authorities.

Schedule "A"

"reporting insider" of Loncor means an insider of Loncor (where "insider" includes each director and officer of Loncor and each director and officer of a person or company that is itself an insider or subsidiary of Loncor) if the insider is

(a) the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") or Chief Operating Officer ("COO") of Loncor, of a "significant shareholder" (as such term is defined in National Instrument 55-104 Insider Reporting Requirements and Exemptions) of Loncor or of a "major subsidiary" (as such term is defined in National Instrument 55-104 Insider Reporting Requirements and Exemptions) of Loncor;

(b) a director of Loncor, of a significant shareholder of Loncor or of a major subsidiary of Loncor;

(c) a person or company responsible for a principal business unit, division or function of Loncor;

(d) a significant shareholder of Loncor;

(e) a significant shareholder based on post-conversion beneficial ownership of Loncor's securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;

(f) a management company that provides significant management or administrative services to Loncor or a major subsidiary of Loncor, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;

(g) an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);

(h) Loncor itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

(i) any other insider that

(i) in the ordinary course receives or has access to information as to material facts or material changes concerning Loncor before the material facts or material changes are generally disclosed; and

(ii) directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of Loncor.